AMERICAN PACIFIC CORPORATION

                             1997 STOCK OPTION PLAN

                             STOCK OPTION AGREEMENT


         This Stock Option Agreement is made and entered into effective as of the "Day" day of "Month," "Year," by and between American Pacific Corporation, a Delaware corporation (the "Company"), and "Name," of "City," "State" (the "Optionee").


                                    RECITALS:

         A. The Company has adopted the American Pacific Corporation 1997 Stock Option Plan (the "Plan").

         B. The Optionee is an individual to whom the Company has decided to grant Options to purchase shares of the Common Stock of the Company pursuant to the Plan.

         C. The Company and the Optionee now desire to set forth the terms and conditions pursuant to which the Option shall be granted to the Optionee, and certain terms and conditions that will govern the issuance, holding and exercise of such Option, subject in all respects to the terms and conditions of the Plan.


                                   PROVISIONS:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties to this Option Agreement agree as follows:

         1. NUMBER OF SHARES SUBJECT TO OPTION. The Company hereby grants to the Optionee, upon the terms and conditions set forth in this Option Agreement and in the Plan, "Stock_Type" (the "Option") to purchase "NoShares" shares of the Common Stock of the Company.

         2. EXERCISE PRICE. The price for which the Option hereby granted to the Optionee may be exercised shall be $"ExercisePrice" per share of the Common Stock of the Company, which amount represents the Value of a share of the Common Stock on the date of the Option Agreement.


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         3. TIME FOR EXERCISE.  The Option hereby  granted to the Optionee shall be exercisable at the following times:

         With respect to One-half of the shares of Common Stock (the "Shares") subject to the Option, the Option shall be exercisable on or after the date of this Option Agreement;

         With respect to the balance of the Shares, the Option shall be exercisable on or after "Date2"; and

The Option shall be exercisable for a period of five years after the Option first becomes exercisable in accordance with the foregoing provisions of this
Section 3, unless the period of exercise is sooner terminated in accordance with the provisions of this Option Agreement or of the Plan. The Optionee shall have no right to exercise any such Option except during the times provided above.

         4. GOVERNING PLAN DOCUMENT. This Option Agreement incorporates by reference all of the terms and conditions of the Plan as presently existing and as hereafter amended; provided, however, that no such amendment shall adversely affect the rights of any Optionee in and to any Option previously granted, except as presently provided by the Plan, or except as may be required by applicable law. The Optionee expressly acknowledges and agrees that the terms and provisions of this Option Agreement are subject in all respects to the provisions of the Plan; that the terms and provisions of this Option Agreement in no way limit or modify any term or provision of the Plan; and that in case of any conflict between the provisions of the Plan and the terms and provisions of this Option Agreement, the provisions of the Plan shall control and shall bind the parties hereto. The Optionee also hereby expressly acknowledges, agrees and represents as follows:

         (a) The Optionee has received of a copy of the Plan and represents that he is familiar with the provisions of the Plan, and that he enters into this Option Agreement subject to all of the provisions of the Plan.

         (b) The Optionee is familiar with Section 5(d) of the Plan document, relating to the procedure for exercise of Options, and represents that he understands and agrees that all Options are exercisable only strictly in accordance with Section 5(d) and all other provisions of the Plan document.

         (c) The Optionee understands that the Optionee's use of Common Stock of the Company owned by such Optionee to pay the Exercise Price of an Option, to the extent permitted by Section 5(d) of the Plan document, could have adverse tax consequences to the Optionee, and that the Company recommends that the Optionee consult with a knowledgeable tax advisor before paying the Exercise Price of an Option with Company Common Stock.

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
         5. EXERCISE OF OPTION. In order to exercise the Option, the Optionee shall deliver a written notice of exercise to the Company at its principal business office. The notice shall specify the number of Shares with respect to which the Option is being exercised, and shall be accompanied by payment in full in the form of cash or check of the Exercise Price. In lieu of paying the total purchase price in the form of cash or check, the Optionee may, with the approval of the Committee, pay all or any portion of the Exercise Price with shares of Common Stock of the Company owned by the Optionee. For this purpose, shares of Company Common Stock shall be valued by the Committee at their value as of the date on which the Optionee gives notice of exercise of an Option to the Company (the "Value"). The Committee's determination of the Value of the Common Stock of the Company shall be binding upon all persons having any interest in the shares or in the Options exercised therewith. If an Optionee pays the Exercise Price of an Option using Common Stock, the notice of exercise shall be accompanied by the certificates representing the shares of Company Common Stock surrendered in payment of the Exercise Price, duly and properly endorsed for transfer to the Company.

         6. REPRESENTATIONS AND WARRANTIES. As a condition to the exercise of any Option granted pursuant to the Plan, the Company may require the person exercising such Option to make any representations and warranties to the Company that legal counsel to the Company may determine to be required or advisable under any applicable law or regulation, including without limitation representations and warranties that the shares of the Company's Common Stock being acquired through the exercise of the Option are being acquired only for investment and without any present intention or view to sell or distribute any such shares. The Optionee hereby represents and warrants as follows:

         (a) The Optionee understands that unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by the optionee upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, the Optionee will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

         (b) The Optionee understands that under existing law, unless at the time of the exercise of the Option, a registration statement under the Act is in effect as to Shares so issuable (i) any Shares purchased by the optionee upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) certificates for Shares to be issued to the Optionee hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (iv) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (v) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the Shares to the Optionee. In addition, the optionee understands and acknowledges that the Company has no obligation to the optionee to furnish information necessary to enable the optionee to make sales under Rule 144.

         7. RESTRICTIONS ON TRANSFERS AND ENCUMBRANCES. During the lifetime of an Optionee, the Option may not be sold, pledged, assigned, hypothecated, encumbered or transferred in any manner, either voluntarily or involuntarily, by operation of law or otherwise, except by will or by applicable laws of descent and distribution, and may be exercised during the Optionee's lifetime only by the Optionee or his legal representative. To the extent that the Option is exercisable after the date of the Optionee's death, it may be exercised only by the person or persons to whom the Optionee's rights under the Option have passed by will or by applicable laws of descent and distribution.

         8. OPTIONEE RIGHTS. No provision of this Option Agreement or of the Plan document shall be deemed to give to any Employee or Director of the Company or of any subsidiary of the Company (a "Subsidiary Corporation") or to any other individual, any right to be retained in the service of the Company or of any Subsidiary Corporation, or to interfere in any way with the right of the Company or of the Subsidiary Corporations at any time to discharge any employee, to discontinue using the services of any individual, or to remove any Director.

         9. WITHHOLDING OF TAXES. The Optionee authorizes the Company to withhold, in accordance with applicable laws and regulations, from any compensation or other amount payable to an Optionee, all federal, state and other taxes attributable to taxable income realized by the Optionee as a result of the grant or exercise of any Option.

         10. ACCEPTANCE OF TERMS. The Optionee hereby accepts and adopts each and every provision of the Plan document, whether or not any such provision is similar in scope or effect to any term or provision of this Option Agreement, and whether or not any provision of such document is set forth, described or referenced in this Option Agreement.

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
         11. NOTICES.

         (a) All notices, demands or requests provided for or permitted to be given pursuant hereto must be in writing. All notices, demands and requests shall be deemed to have been properly given or served when deposited in the United States mail, addressed to the individual or entity to whom notice is given, postage prepaid and registered or certified with return receipt requested, at the last known address of such individual or entity.

         (b) By giving at least fifteen (15) days prior written notice, the Company, a Subsidiary Corporation and an Optionee shall have the right from time to time to change their addresses and to specify any other address within the United States of America.

         12. TITLES AND CAPTIONS. All Article and Section titles and captions in this Option Agreement are for convenience or reference only, and shall not be deemed part of this Option Agreement, and in no way define, limit, extend or describe the scope or intent of any provision hereof.

         13. CAPITALIZED TERMS. Capitalized terms that are used in this Option Agreement that are not specifically defined herein shall have the meanings set forth in the Plan document.

         14. PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         15. APPLICABLE LAW. This Option Agreement shall be construed in accordance with and shall be governed by the laws of the State of Nevada.

         16. BINDING EFFECT. This Option Agreement shall be binding upon each Optionee and upon such Optionee's heirs, executors, administrators, successors, legal representatives and assigns.

         17. CREDITORS. None of the provisions of this Option Agreement shall be for the benefit of or shall be enforceable by any creditor of any Optionee.

         18. SEVERABILITY. In the event that any condition, covenant or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this document and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.


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

         IN WITNESS WHEREOF, the Company and the Optionee have executed this Option Agreement this ________ day of ____________________, 1998.


                                    "Company"

                                        AMERICAN PACIFIC CORPORATION,
                                        a Delaware corporation


                                            By
                                              ---------------------------------
                                              John R. Gibson
                                              President


Attest:


---------------------
David N. Keys
Secretary


                                    "Optionee"


                                         --------------------------------------
                                         "Name"

                                         Address:  "Street"
                                                   "City," "State"  "PostalCode"